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                            EXHIBIT 3.1.1

                       CERTIFICATE OF AMENDMENT
                                OF
                      CERTIFICATE OF INCORPORATION
                                OF
                             VISTA 2000,INC.


VISTA 2000, INC. ("Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: that the Corporation's Board of Directors has declared it advisable and in the best interest of the Corporation that Article One of the Corporation's Certificate of Incorporation be amended to read as follows:

                               ARTICLE ONE
                                  NAME
                                  ----
     The name of the corporation is Boss Holdings, Inc. (the "Corporation").

     SECOND: That this amendment has been duly adopted by the shareholders of the Corporation at a meeting held by a majority vote in accordance with the provisions of Sections 211 and 216 of the General Corporation Law of the State of Delaware.

     THIRD: That this amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its president and attested by its secretary this 26th day of October, 1998.


                                             /s/ Shyam H. Gidumal
                                             ----------------------------
                                             Shyam H. Gidumal, President

ATTESTED:

/s/ James F. Sanders
----------------------------
James F. Sanders, Secretary


State of Delaware
Secretary of State
Division of Corporations
Filed 09:00 AM 12/07/1998
981466696-2353459